Exhibit 4.5

Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended

Our Certificate of Incorporation authorizes the issuance of three classes of stock as follows: up to Three Hundred Fifty Million (350,000,000) shares of common stock, $0.001 par value (“Common Stock”), up to One Hundred Million (100,000,000) shares of Class B common stock, $0.001 par value (“Class B Common Stock” and together with the Common Stock “Company Common Stock”) and up to Two Million (2,000,000) shares of preferred stock, $0.001 par value (“Preferred Stock”). The rights and preferences of the Preferred Stock may be established from time to time by our board of directors. Except as otherwise required by law, the holders of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of our stockholders.

As of May 11, 2022, ThermoGenesis Holdings, Inc. (the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was its Common Stock.

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, dated as of July 5, 2020 (the “Certificate of Incorporation”), which is filed as Exhibit 3.1 to our Form 8-K filed with the Securities and Exchange Commission on June 6, 2020, and incorporated by reference herein.

Common Stock

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, except matters that relate only to one or more of the series of Preferred Stock, and each holder does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. According to our bylaws, all matters are decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and voting at any meeting of the stockholders during which a quorum is present, except as otherwise provided in the Certificate of Incorporation, in the bylaws or by law.

Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock shall be entitled to participate ratably, on a share-for-share basis as if all shares of Common Stock and any then outstanding shares of Class B Common Stock were of a single class, in those dividends, as may be declared from time to time by the board of directors; provided, however, that any dividends payable in shares of Company Common Stock (or payable in rights to subscribe for or to purchase shares of Company Common Stock) shall be declared and paid at the same rate on each class of Company Common Stock and dividends payable in shares of Common Stock (or rights to subscribe for or to purchase shares of Common Stock) shall only be paid to holders of Common Stock and dividends payable in shares of Class B Common Stock (or rights to subscribe for or to purchase shares of Class B Common Stock) shall only be paid to holders of Class B Common Stock.

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably, on a share-for-share basis as if all shares of Common Stock and any then outstanding shares of Class B Common Stock were of a single class, in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.

Holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate in the future.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Certificate of Incorporation and Bylaws

Some provisions of Delaware law and our Certificate of Incorporation and bylaws contain provisions that could make the following transactions more difficult:

●	acquisition of us by means of a tender offer;

●	acquisition of us by means of a proxy contest or otherwise; or

●	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

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Undesignated Preferred Stock. The ability to authorize undesignated Preferred Stock makes it possible for our board of directors to issue one or more series of Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

●	Stockholder Meetings. Our bylaws provide that a special meeting of stockholders may be called only by the board of directors.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

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Board of Directors Vacancies. Under our bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled by vote of a majority of the remaining directors. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

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Board of Directors Size. Under our bylaws, the board of directors has the power to set the size of the board. The ability to increase or decrease the size of the board in conjunction with the other provisions above could make it more difficult for a third party to acquire control of the Company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”). This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

●	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

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